Attune RTD Expects Change of Control with Beacon Global Partners, LLC, by Years End SAN FRANCISCO, CA--October 31, 2014

Dear Attune RTD Shareholders,

In a recent letter I stated that, “my partner in Beacon Global Partners, LLC(“BGP”)and I have been involved with Attune RTD, Inc., and the BrioWave Technology. We see the dream that founder, Shawn Davis, conceived with his late father over a decade ago”, and today we are on the precipices of seeing that dream become a marketplace reality. BGP has attained in excess of $3,000,000 (three million dollars) in funding with the assistance of an investor and a major U.S. credit facility. The funding is sufficient to complete the buyout and finance the future business operations of Attune.

We expect to proceed on the Letter of Intent (the “LOI”) to Change Control of certain officers by and between BGP, and to acquire majority voting control of Attune and close by the end of the year, in advance of the expected closing in the first quarter of 2015. We also expect to begin production by January 2015 and receive product in time for the spring selling season, resulting in top line revenue next year. Once the transaction is closed, BGP will hold at least 51% of the voting securities of Attune.

In my recent letter, I also went on to say that; “the BrioWave Technology substantially reduces overall energy demand, thus providing a very attractive business model, especially for the investment community.” I am excited about the future of Attune. We have developed a global life-changing product that will substantially improve the quality of life for millions of people, not to mention the corporate bottom lines it will improve. These are exciting times for all who are connected with Attune. I will keep you updated as soon as I have more news to share.

Sincerely,

/s/ Kenneth J. Miller Jr.
Kenneth J. Miller Jr.
Chief Executive Officer
Beacon Global Partners, LLC
Attune RTD, Inc. (acting)

About Attune RTD

Attune RTD is a premier provider of Smart Energy Management Products. Attune’s first to market product, The BrioWave 175p, has the ability to control large electrical loads, communicate with the smart meter and deliver up to the minute time critical information to utilities that rely on a constant flow of real time data for business sensitive decisions. BrioWave technology intelligently manages energy consumption and can save consumer up to 70%. Attune RTD’s flagship product, The BrioWave 175p™, is a low cost, scalable, interoperable platform intended to be an essential part of the smart grid infrastructure. For more information, please visit: http://www.attunertd.com

MEDIA INQUIRIES:

Attune RTD Investor Relations

Tel: (855) 274-6928 ext. 6

Email: IR@attunertd.com

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Forward Looking Statements

The statements contained in this press release contain certain forward-looking statements, including statements regarding the company’s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to the Company’s management as of the date hereof, and actual results may vary based upon future events, both within and without the control of the company’s management.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the occurrence of any event, change or other circumstances that could give rise to the delay in funding or the termination of the agreement and risks that any of the closing conditions to the proposed acquisition may not be satisfied in a timely manner.

Neither Attune RTD nor Beacon Global Partners, LLC, is under any obligation, and each expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement or any information regarding this acquisition are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.